PRESS RELEASE

OnSource Announces Letter of Intent to Merge with Osmotics Pharma, Inc.

Provides for Entry into Specialty Pharmaceuticals

BOULDER, CO, January 13, 2005 - OnSource Corporation ("OnSource") (OTCBB: OSCE), today announced that it entered into a non-binding Letter of Intent to merge with Osmotics Pharma, Inc ("OPI"). OPI is an emerging specialty pharmaceutical company focused on developing prescription products for the treatment of dermatological disorders, antibiotic resistant bacterial infections and certain cancers (www.osmotics.com/pharma_press.cfm). OPI has the exclusive worldwide rights covering technologies developed by the University of California and Brigham Young University. Applications of these technologies are currently being tested by some of the leading research institutions in the world. All of OPI's products are in the development stage and subject to approval by the United States Food and Drug Administration. OPI is a subsidiary of Osmotics Corporation, a privately held company selling premium cosmeceutical products primarily through prestige retailers (www.osmotics.com).

The Letter of Intent is subject to certain conditions including OnSource raising a minimum of $1 million in convertible debentures and completion of due diligence. The parties expect to execute a definitive merger agreement within 30 days. Under terms of the Letter of Intent, OnSource will acquire all of the outstanding shares of OPI in exchange for OnSource issuing common stock, preferred stock, common stock purchase warrants, and stock options to Osmotics. As a result of the transaction, OPI will become a wholly owned subsidiary of OnSource and Osmotics will own approximately 94% of the common stock of OnSource on a fully diluted basis. Neither party will require shareholder approval to consummate the merger transaction.

Frank Jennings, Chief Executive Officer of OnSource said, "We believe that the OPI acquisition represents a substantial opportunity for our shareholders."

"We are very excited about this transaction," added Steven Porter, Chief Executive Officer of OPI. "We believe we have very compelling technology representing potential near term, mid term and long term revenue opportunities. We look forward to telling our story to the public marketplace."

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following: the ability of OnSource to raise at least $1 million in convertible debentures, the successful completion of due diligence, OPI receiving the necessary approvals for its products from the United States Food and Drug Administration, successful clinical trials of OPI's planned products and market acceptance of OPI's planned products. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

CONTACT:
OnSource Corporation	Osmotics Pharma, Inc.
Frank Jennings	Steven Porter
(303) 527-2903	(303) 534-1800